FOR IMMEDIATE RELEASE

Diodes Incorporated Reports Record Second Quarter Results

•	Record revenues of $82.7 million, up 63%
•	Record pro forma earnings of $12.9 million, up 68%

Westlake Village, California, August 2, 2006 - Diodes Incorporated (Nasdaq: DIOD), a leading manufacturer and supplier of high-quality discrete and analog semiconductors, today reported record financial results for the second quarter ending June 30, 2006.

Second Quarter Highlights:
➢	Revenues increased 63% YOY and 12.4% sequentially to a record $82.7 million.
➢	Gross profit increased 57% YOY and 13% sequentially to $27.4 million.
➢
Pro forma net income increased 68% YOY to a record $12.9 million, or $0.45 per share, up from $7.7 million, or $0.32 per share, in the second quarter of 2005, versus $0.38 in the first quarter of 2006.

➢	Net income increased 22% sequentially to $11.4 million, or $0.41 per share, up from $9.3 million or $0.34 per share, in the first quarter of 2006.
➢	Cash flow from operations increased 80% YOY to $18 million.

Revenues for the second quarter of 2006 increased 63.5% year-over-year, and 12.4% sequentially, to a record $82.7 million. Pro forma net income increased 68% year-over-year to a record $12.9 million, or $0.45 per share, up from $7.7 million, or $0.32 per share, in the second quarter of 2005, versus $0.38 in the first quarter of 2006. Pro forma results are included because under FAS 123(R), the Company began expensing stock options in the first quarter of 2006, and therefore, equivalent share-based compensation expense was not reflected in the 2005 periods. Pro forma net income and earnings per share exclude approximately $1.5 million in non-cash, net share-based compensation expense (see table for a reconciliation of the impact of pro forma net income to GAAP net income). Net income increased 22.3% sequentially to $11.4 million, or $0.41 per share, compared to $9.3 million, or $0.34 per share, in the first quarter of 2006.

For the first six months of 2006, revenues increased 58% to $156.3 million, compared to $99.2 million in the same period last year. Net income for the first half of 2006 was $20.7 million, or $0.74. Pro forma net income for the first half of 2006, which excludes $2.9 million of share-based compensation, increased 58% to $23.6 million, compared to $14.9 million in the same period in 2005. Pro forma earnings per share grew to $0.82 for the first six months of 2006, compared to $0.62, for the same period last year.

Commenting on the quarter, Dr. Keh-Shew Lu, President and CEO of Diodes Incorporated, said: “During the second quarter, Diodes’ revenues and net income achieved new record highs, as we continued our long-term trend of significant year-over-year growth. Innovative new products like our new PowerDI™323 platform are helping to drive customer demand and improve our margins. We are also very pleased with customer acceptance of our standard analog products, and expect to see continued margin expansion as we internalize a higher percentage of these products.”

End-Markets
“Our strong second quarter top-line growth was driven by better than expected sales in the computer segment and customer uptake of our analog product line. We are extremely pleased at the positive customer reception to our broader product line following the acquisition of Anachip, resulting in attractive cross selling opportunities and new product development initiatives combining analog and discrete circuits. Our discrete market share rose to an all time high during the quarter, driven by a broad range of end equipment categories, including LCD monitors, wireless LAN and battery chargers. For the second quarter of 2006, computer and consumer electronics made up 36% and 35% of total sales, respectively, with telecom contributing a healthy 14%,” commented Mark King, Sr. Vice President of Sales and Marketing.

“Asia contributed 70% of our second quarter revenues, with the help of better than expected sales in the computer segment and robust growth in our analog product line. At 26% of total revenues, North American sales exceeded expectations, with distributor point of sale achieving record highs. Sales in Europe contributed 4% of total sales, reflecting a sales increase of 138% from the second quarter of 2005,” said Mr. King. “We experienced gains in all regions during the second quarter for our discrete products, and in Asia, we reached an all-time high in market share.”

Design Wins and New Products
Design activity remained very strong in the second quarter. On the discrete side, the Company saw robust interest in its PowerDI, Array (standard and customer specific) and sub-miniature platforms.

“In regards to our analog products, demand for our switchers and LDO’s was robust. We received several wins on over fifty accounts in the second quarter, from a broad list of end equipment. Notable discrete wins included those for our recently announced PowerDI™323 Schottky device on the most recent digital audio platform and for our PowerDI™5 in multiple notebook platforms. On the analog side, notable wins included those for switchers in multiple LCD TV and settop box designs, portable and combo DVD players, as well as wireless LANs,” Mr. King commented.

As mentioned above, Diodes recently launched the PowerDI™323 product platform, with the release of new Schottky Rectifiers and Zener products. This platform features increased miniaturization and energy efficiency and is among the smallest power packages ever introduced to the power rectifier market. Applications include portable media and entertainment devices, mobile phones, and digital cameras and camcorders. Diodes, Inc. plans to expand this package platform to include TVS devices and additional Schottky products by the end of 2006.

Sales of new products reached a record 24.9% of total sales, compared to 15.7% a year ago, and 23.3% last quarter, which represented growth including the contribution of the Anachip acquisition. New product revenue was driven by products in our small outline, QFN, and PD platforms, as well as our analog product lines. Diodes released 63 products covering 19 product families in the second quarter.

Additional Financial Highlights
Gross profit for the second quarter of 2006 increased 57% to $27.4 million, or 33.2% of revenue, compared to the same period last year. This increase in gross profit was due to improved product mix, increased sales volume, and efficient utilization of the Company’s manufacturing capacity, as it progresses in moving production of analog products to its highly productive packaging facility.

For the quarter, SG&A expenses were $11.7 million or 14.2% of revenue, versus $7.2 million, or 14.2% of revenue, in the comparable quarter last year. Included in second quarter SG&A expenses were $1.4 million in non-cash, share-based compensation. For comparable purposes, excluding the share-based compensation, SG&A for the second quarter of 2006 would have been 12.4% of sales (see table for a reconciliation of the impact of share-based compensation expense to reported results).

Investment in research and development grew to $2.1 million, or 2.5% of revenue, compared to $850,000, or 1.7% of sales, in the second quarter of 2005.

Capital expenditures for the current quarter were $17 million and $27 million year to date. In the second quarter the Company purchased an office building in Taipei, Taiwan to accommodate and consolidate its operations relating to the tremendous growth of its Asia operations, including its newly acquired analog division. Excluding this non-production related $6 million building purchase, year-to-date capital expenditures were at approximately 13% of revenue, slightly ahead of its 10-12% full-year estimate. Depreciation expense for the quarter was $4.9 million and $9.6 million year to date.

At June 30, 2006, Diodes had $100 million in total cash and short-term investments, $140.9 million in working capital, $4.0 million in long-term debt and unused and available credit facilities of $45 million. For the first six months of 2006, shareholder equity increased 13.2% to $255 million.

Business Outlook
“Coming off our 5th consecutive record revenue performance, including our 12% sequential growth this quarter, and with a book-to-bill ratio above one, we currently expect to see sequential revenue growth in the 4-7% range, with comparable gross margins, for the third quarter of 2006. Over time, as we continue to introduce innovative new discrete and analog products and internalize packaging of our analog products, we expect to see gradual expansion in our gross margins,” stated Dr. Lu. “We are very encouraged by the strong interest in our new value-added products and excited about the opportunities to continue to expand our growth horizons through customer-driven innovation.

Conference Call
Diodes Incorporated will hold its second quarter conference call for all interested persons at 8:00 a.m. Pacific Time (11 a.m. Eastern Time) on August 2, 2006 to discuss its results. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investor section of Diodes’ website at www.diodes.com. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes website for 60 days.

About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete and analog semiconductor products, primarily to the communications, computing, industrial, consumer electronics and automotive markets. The Company’s corporate sales, marketing, engineering and logistics headquarters is located in Southern California, with two manufacturing facilities in Shanghai, China, a wafer fabrication plant in Kansas City, Missouri, engineering, sales, warehouse and logistics offices in Taipei, Taiwan and Hong Kong, and sales and support offices throughout the world. Diodes, Inc. recently acquired Anachip Corporation, a fabless analog IC company in Hsinchu Science Park, Taiwan.

Diodes, Inc.’s product focus is on subminiature surface-mount discrete devices, analog power management ICs and Hall-effect sensors all of which are widely used in end-user equipment such as TV/Satellite set top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, Wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, availability of tax credits, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source: Diodes Incorporated
CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800
e-mail: carl_wertz@diodes.com
or
Crocker Coulson, President, CCG Investor Relations,
(310) 231-8600, Ext. 103, e-mail: crocker.coulson@ccgir.com

Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

CONSOLIDATED CONDENSED INCOME STATEMENT and BALANCE SHEET FOLLOWS

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006

Net sales	$50,598,000	$82,712,000	$99,198,000	$156,301,000
Cost of goods sold (1)	33,101,000	55,279,000	65,105,000	104,654,000

Gross profit	17,497,000	27,433,000	34,093,000	51,647,000

Selling and general administrative	7,196,000	11,716,000	13,888,000	23,000,000
expenses (2)
Research and development expenses (3)	850,000	2,077,000	1,750,000	4,043,000
Loss (gain) on disposal of fixed assets	-	-	(105,000)	120,000
Total operating expenses	8,046,000	13,793,000	15,533,000	27,163,000

Income from operations	9,451,000	13,640,000	18,560,000	24,484,000

Other income (expense)
Interest income	39,000	1,004,000	43,000	1,738,000
Interest expense	(118,000)	(133,000)	(277,000)	(273,000)
Other	12,000	12,000	(21,000)	(195,000)
	(67,000)	883,000	(255,000)	1,270,000

Income before income taxes and minority interest	9,384,000	14,523,000	18,305,000	25,754,000
Income tax provision (4)	(1,461,000)	(2,885,000)	(2,903,000)	(4,575,000)

Income before minority interest	7,923,000	11,638,000	15,402,000	21,179,000

Minority interest in joint veture earnings	(258,000)	(253,000)	(497,000)	(482,000)

Net income	$7,665,000	$11,385,000	$14,905,000	$20,697,000

Earnings per share
Basic	$0.35	$0.45	$0.69	$0.81
Diluted	$0.32	$0.41	$0.62	$0.74

Number of shares used in computation
Basic	21,628,229	25,521,144	21,478,374	25,434,880
Diluted (5)	24,314,477	27,994,117	24,107,135	27,861,940

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME

Pro forma consolidated statements of income are presented because we use it as an additional measure of our operating performance. Pro forma net income and pro forma net income per share should not be considered as alternatives to net income, earnings per share or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity. Pro forma consolidated statements of income are intended to present our operating results, excluding items described below, for the periods presented.

Pro forma net income	Three Months Ended		Six Months Ended
and earnings per share reconciliation	June 30,		June 30,
	2005	2006	2005	2006

GAAP net income	$7,665,000	$11,385,000	$14,905,000	$20,697,000
Pro forma adjustments:
Share-based conpensation expense
included in cost of goods sold:	-	133,000	-	266,000
Share-based conpensation expense
included in selling and general
administrative expenses:	-	1,441,000	-	2,757,000
Share-based conpensation expense
included in research and
development expenses:	-	146,000	-	293,000

Total share-based compensation expense	-	1,720,000	-	3,316,000

Income tax benefit related to
share-based compensation	-	202,000	-	407,000

Pro forma net income	$7,665,000	$12,903,000	$14,905,000	$23,606,000

Diluted shares used in computing
Pro forma earnings per share	24,314,477	27,994,117	24,107,135	27,861,940
Incremental shares considered
to be outstanding:	-	768,919	-	790,187
Adjusted diluted shares used in computing
Pro forma earnings per share	24,314,477	28,763,036	24,107,135	28,652,127

Pro forma earnings per share
Basic	$0.35	$0.51	$0.69	$0.93
Diluted	$0.32	$0.45	$0.62	$0.82

1)	For the quarter and six months ended June 30, 2006, includes $133,000 and $266,000 of share-based compensation expense, respectively.

2)	For the quarter and six months ended June 30, 2006, includes $1,441,000 and $2,757,000 of share-based compensation expense, respectively.

3)	For the quarter and six months ended June 30, 2006, includes $146,000 and $293,000 of share-based compensation expense, respectively.

4)	For the quarter and six months ended June 30, 2006, includes $228,000 and $433,000 of income tax benefit related to share-based compensation expense, respectively.

5)	For the quarter and six months ended June 30, 2006, 804,745 and 821,528 fewer shares are considered to be outstanding under FAS123R, respectively.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating companies in our industry. In addition, our management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the performance of our business. However, EBITDA is not a recognized measurement under generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as a tax and debt service payments.

The following table provides a reconciliation of Net Income to EBITDA:

	Three Months Ended
	June 30,
(in thousands)	2005	2006

Net Income	$7,665	$11,385
Plus:
Interest expense, net	79	871
Income tax provision	1,461	2,885
Depreciation and amortization	3,903	4,935

EBITDA	$13,108	$20,076

	Six Months Ended
	June 30,
(in thousands)	2005	2006

Net Income	$14,905	$20,697
Plus:
Interest expense, net	234	1,465
Income tax provision	2,894	4,575
Depreciation and amortization	7,813	9,608

EBITDA	$25,846	$36,345

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET
(Unadited)

ASSETS

	December 31,	June 30,
	2005	2006
CURRENT ASSETS		(unaudited)

Cash and equivalents	$73,288,000	$48,915,000
Short-term investments	40,348,000	51,417,000
Total cash and short-term investments	113,636,000	100,332,000

Accounts receivable
Customers	48,348,000	57,885,000
Related parties	6,804,000	5,590,000
	55,152,000	63,475,000
Less: Allowance for doubtful receivables	(534,000)	(670,000)
	54,618,000	62,805,000

Inventories	24,611,000	43,241,000
Deferred income taxes, current	2,541,000	3,432,000
Prepaid expenses and other current assets	5,326,000	6,216,000

Total current assets	200,732,000	216,026,000

PROPERTY, PLANT AND EQUIPMENT, at cost, net
of accumulated depreciation and amortization	68,930,000	88,988,000

DEFERRED INCOME TAXES, non current	8,466,000	7,540,000

OTHER ASSETS
Equity investment	5,872,000	-
Goodwill	5,090,000	24,564,000
Other	425,000	2,829,000

TOTAL ASSETS	$289,515,000	$339,947,000

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	June 30,
	2005	2006
		(unaudited)

CURRENT LIABILITIES
Line of credit	$3,000,000	$4,861,000
Accounts payable
Trade	18,619,000	32,656,000
Related parties	7,921,000	11,610,000
Accrued liabilities	19,782,000	24,000,000
Current portion of long-term debt
Related party	-	-
Other	4,621,000	1,870,000
Current portion of capital lease obligations	138,000	139,000

Total current liabilities	54,081,000	75,136,000

LONG-TERM DEBT, net of current portion
Related party	-	-
Other	4,865,000	4,043,000

CAPITAL LEASE OBLIGATIONS, net of current portion	1,618,000	1,538,000

MINORITY INTEREST IN JOINT VENTURE	3,477,000	3,989,000

STOCKHOLDERS' EQUITY
Common stock - par value $0.66 2/3 per share;
30,000,000 shares authorized; 25,258,119 and 25,541,588
shares issued at December 31, 2005
and June 30, 2006, respectively	16,839,000	17,059,000
Additional paid-in capital	94,664,000	103,078,000
Retained earnings	114,659,000	135,356,000
Less:	226,162,000	255,493,000
Accumulated other comprehensive gain (loss)	(688,000)	(252,000)

Total stockholders' equity	225,474,000	255,241,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$289,515,000	$339,947,000

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